Exhibit 10.65

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[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 4 TO

AMENDED AND RESTATED LICENSE AGREEMENT

AMENDMENT NO. 3 TO

AMENDED AND RESTATED SUPPLY AGREEMENT

This Amendment No. 4 to the Amended and Restated License Agreement (this “Amendment”) is made as of January 17, 2020 by and between Histogen, Inc. (“Histogen”) and Allergan Sales, LLC (“Allergan”).

WHEREAS, Suneva Medical, Inc. (“Suneva”) and Histogen previously entered into that certain License Agreement dated as of February 3, 2012 (the “Original License Agreement”) and that certain Supply Agreement dated as of February 3, 2012 (the “Original Supply Agreement” and, together with the “Original License Agreement,” the “Original Agreements”);

WHEREAS, on December 16, 2013, Suneva and Histogen entered into the Amended and Restated License Agreement (as modified by the July 2017 Amendment, the October 2017 Amendment and the March 2019 Amendment (each, as defined below), the “License Agreement”) and the Amended and Restated Supply Agreement (as modified by the July 2017 Amendment and the March 2019 Amendment, the “Supply Agreement”), amending and restating the Original Agreements in their entirety, maintaining except as otherwise expressly stated therein, the original February 3, 2012 effective date;

WHEREAS, on July 7, 2017, Allergan and Suneva entered into an Asset Purchase Agreement (the “APA”), pursuant to which, among other things, Suneva agreed to sell Suneva’s ReGenica product line to Allergan, subject to the terms and conditions set forth in the APA (the “Regenica Transaction”);

WHEREAS, on July 11, 2017, Suneva, Histogen and Allergan entered into that certain letter agreement (“July 2017 Amendment”), pursuant to which, among other things, (i) Histogen consented to the assignment by Suneva of the License Agreement and the Supply Agreement to Allergan, (ii) Allergan accepted the assignment of all of Suneva’s rights and obligations under the License Agreement and the Supply Agreement from and after the closing of the Regenica Transaction (the “Closing”), (iii) Allergan, Suneva and Histogen agreed that with effect from the Closing, Allergan would replace Suneva as a party to the License Agreement and the Supply Agreement, entitled to all rights granted to Suneva pursuant to the License Agreement and the Supply Agreement and subject to all obligations of Suneva pursuant to the License Agreement and the Supply Agreement and that all references to “Suneva” in the License Agreement should be deemed references to “Allergan,” and (iv) Allergan, Suneva and Histogen agreed to certain other modifications to the License Agreement and the Supply Agreement to become effective subject to the Closing;

WHEREAS, the Closing occurred on July 24, 2017;

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WHEREAS, on October 25, 2017, Allergan and Histogen entered into Amendment No. 2 to the License Agreement (“October 2017 Amendment”), pursuant to which, among other things, for consideration, the parties modified the licenses granted pursuant to the License Agreement to be royalty-free, fully paid-up, perpetual, irrevocable, non-terminable and transferable, with the right to grant sublicenses subject to the payment by Allergan of the Milestone Payments as specified in the October 2017 Amendment;

WHEREAS, on March 22, 2019, Allergan and Histogen entered into Amendment No. 3 to the License Agreement and Amendment No. 2 to the Supply Agreement (“March 2019 Amendment”), pursuant to which, among other things, for consideration, the parties modified the field of use applicable to the licenses granted pursuant to the License Agreement; and

WHEREAS, Allergan and Histogen desire to further amend the License Agreement and agree to certain other matters in relation to the License Agreement and Supply Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound, the parties agree as follows:

1.	Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the License Agreement or, if not therein defined, the Supply Agreement.

2.	Payment.

a.

In consideration for the agreements in Sections 3, 4, 5, 6, 7, 8 and 9 of this Amendment, within five (5) business days following the date hereof, Allergan shall pay one million dollars ($1,000,000) less any applicable withholding taxes (the “Consideration”) in cash by wire transfer of immediately available funds to the account of Histogen set forth on Exhibit A attached hereto.

3.	License Agreement Article 1. Article 1 of the License Agreement shall be amended as follows:

a.	Section 1.8(a) of the License Agreement shall be amended and restated in its entirety to read as follows:

““Exclusive Field of Use” means (i) Products used to address any symptom or condition related to topical cosmetic applications, including without limitation, for enhancement of use of, or recovery from, microneedling, cosmetic wound healing, non-implantable device coating and the signs, symptoms and appearance of aging skin, which Products are (1) dispensed, sold, distributed, supplied, marketed, commercialized, commercially exploited, made available or otherwise provided, directly or indirectly, by a physician from the physician’s office, clinic, hospital, medical spa or website associated with a medical license number or (2) dispensed, sold, distributed, supplied, marketed, commercialized, commercially exploited,

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made available or otherwise provided to customers (including, without limitation, end users) through the Amazon.com Professional Beauty channel or any website or digital platform owned or licensed by Allergan or any of its Affiliates or otherwise branded in the name of Allergan or any of its Affiliates and (ii) Products used in connection with, or delivered through equipment used to perform, Microdermabrasion; provided, that the Exclusive Field of Use does not include the dispensation, sale, distribution, supply, marketing, commercialization, commercial exploitation or other provision of such Products on any Luxury Platform. For clarity, Exclusive Field of Use does not include hair growth/care, non-cosmetic wound healing, implantable device coatings, orthopedics, oncology, cuticle/nail growth/care, muscle growth/regeneration/care, or dermal fillers.”

b.	The following section 1.14a is added to the License Agreement:

““Exosome” means purified and isolated extracellular vesicle compositions, whether obtained from CCM or any other means; provided, that extracellular vesicle compositions from or based on any Histogen extracellular matrix shall be excluded from “Exosomes” unless such compositions would be covered by at least one of the claims of U.S. Patent Application No. 62/623,851, as filed January 30, 2018.”

c.	Section 1.16 of the License Agreement is hereby amended and restated in its entirety to read as follows:

““Similar Product” means any product, other than a Product introduced by Allergan or its Affiliates, that contains CCM or similar technology as an ingredient that is marketed in the Field of Use. For the avoidance of doubt, Exosome is not a “similar technology” to CCM for defining a “Similar Product.”

d.	Section 1.17 of the License Agreement is hereby amended and restated in its entirety to read as follows:

““Improvements” means any adaptation, change, redesign, modification, invention, discovery, enhancement or development conceived, reduced to practice, developed or made after the Effective Date and (i) incorporated into a Product, (ii) made with respect to the specifications, the raw materials or the method or process of manufacture or production of a Product, including, but not limited to, any product which uses CCM or similar technology and performs the same function as a Product, (iii) incorporating, utilizing, or developed utilizing, Technical Information related to CCM to create a Similar Product, (iv) requiring the practice of an invention claimed in the Patent Rights related to CCM to create a Similar Product, or (v) serves to create a Similar Product. Notwithstanding the foregoing, “Improvements” will not include any intellectual property, invention, discovery or enhancement or development conceived and reduced to practice, or made by SkinMedica, Inc., Allergan or any of their respective affiliates (1) prior to June 30, 2017, or (2) after June 30, 2017 that (x) is not covered by a Valid Claim of any Licensed Intellectual Property and (y) does not otherwise utilize or reference, and is not based on, any Licensed Intellectual Property. For the avoidance of doubt, Exosome is not a “similar technology” to CCM for defining an “Improvement.””

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e.	Section 1.8(a) of the License Agreement shall be amended and restated in its entirety to read as follows:

““Non-Exclusive Field of Use” means (i) Products used to address any symptom or condition related to topical cosmetic applications, including without limitation, for enhancement of use of, or recovery from, microneedling, cosmetic wound healing, non-implantable device coating and the signs, symptoms and appearance of aging skin, which Products are dispensed, sold, distributed, supplied, marketed, commercialized, commercially exploited, made available or otherwise provided to customers (including, without limitation, end users) (1) through any website or digital platform, including Amazon.com, that is not a Luxury Platform and is not described in the definition of “Exclusive Field of Use” or (2) at any brick-and-mortar non-medical spa, salon or wellness center, excluding any brick-and-mortar business operated by any retailer included within the definition of Luxury Platform and (ii) Products used in connection with, or delivered through equipment used to perform, Microdermabrasion, which products are dispensed, sold, distributed, supplied, marketed, commercialized, commercially exploited, made available or otherwise provided to customers on any Luxury Platform. For clarity, Exclusive Field of Use does not include hair growth/care, non-cosmetic wound healing, implantable device coatings, orthopedics, oncology, cuticle/nail growth/care, muscle growth/regeneration/care, or dermal fillers.”

f.	Section 1.27 of the License Agreement shall be amended and restated in its entirety to read as follows:

““Product” means any topical formulation including CCM and/or Exosomes as ingredients. In no event shall “Product” include (i) any product in the SkinMedica product line existing as of June 30, 2017 or (ii) any Allergan product that does not include CCM or Exosomes as ingredients, including but not limited to future SkinMedica products.”

g.	Section 1.32 of the License Agreement is hereby amended and restated in its entirety to read as follows:

““Technical Information” means (i) any technical, scientific and other data, information and know-how (including, but not limited to, any biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, and further including, but not limited to, study designs and protocols, assays and biological methodology) that (a) is described on Schedule B. (b) was or is used, created or developed either by or on behalf of Histogen, and relates

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directly to a Product in the Field of Use or (c) is at any time during the Term owned or otherwise Controlled by Histogen, whether existing as of the Effective Date or arising thereafter, and is necessary for the development, use or manufacture of Products for the Field of Use and (ii) any and all Intellectual Property Rights embodied in or associated with any of the foregoing; provided, however, that notwithstanding anything to the contrary, the Technical Information shall not include any Joint Patents or Joint Improvements nor shall it include certain Histogen core technical information necessary to manufacture CCM (“CCM Technical Information”) or certain Histogen core technical information necessary to manufacture Exosomes (“Exosome Technical Information”).”h. The following section 1.38 is added to the License Agreement:

““Microdermabrasion” means a procedure described variously as “microdermabrasion,” “hydrademabrasion,” “dermalinfusion,” or “skin resurfacing”; i.e.: an aesthetic procedure in which the skin (whether on the face or elsewhere on the body) is treated with a topically applied technology designed to exfoliate and or remove dead epidermal cells.”

4.	License Agreement Article 2. Article 2 of the License Agreement shall be amended as follows:

a.	Section 2.1.1 of the License Agreement shall be amended and restated in its entirety as follows:

“Section 2.1.1 License Grant

Histogen, on behalf of itself and its Affiliates, hereby grants to Allergan an exclusive (even as to Histogen and its Affiliates), royalty-free, fully paid-up, perpetual, irrevocable, non-terminable, transferable license, with the right to grant sublicenses, under the Licensed Intellectual Property, solely in the Exclusive Field of Use and within the Territory and solely to make, have made, use, import and export, develop, register, warehouse, distribute, market, promote, offer to sell, sell and otherwise commercially exploit the Products throughout the Territory. Histogen, on behalf of itself and its Affiliates, hereby grants to Allergan a non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable, non-terminable, transferable license, with the right to grant sublicenses, under the Licensed Intellectual Property, solely in the Non-Exclusive Field of Use and within the Territory and solely to make, have made, use, import and export, develop, register, warehouse, distribute, market, promote, offer to sell, sell and otherwise commercially exploit the Products throughout the Territory. Histogen, on behalf of itself and its Affiliates, hereby grants to Allergan a non-exclusive, royalty free, fully paid up, perpetual, irrevocable, non-terminable, transferrable license, with the right to grant sublicenses, under the CCM Technical Information and the Exosome Technical Information, solely in the Field of Use and within the Territory and solely to make, have made, use, import and export, develop, register, warehouse, distribute, market, promote, offer to sell, sell and otherwise commercially exploit the Products throughout the Territory. For clarity, if any products in the SkinMedica product line, or any other product line developed by Allergan and/or its Affiliates include CCM as an ingredient, then such products shall constitute “Products”.”

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b.	Section 2.1.3 of the License Agreement shall be amended and restated in its entirety to read as follows:

“2.1.3 Reserved Right

Notwithstanding the foregoing exclusive license grant, Histogen reserves and retains the right to perform directly or indirectly, any and all research and development activities concerning CCM and Products as Histogen deems appropriate. Further, the exclusivity described above in Section 2.1 shall not preclude Histogen from performing its obligations under the Supply Agreement. Under no circumstances will Histogen or a Third Party use the ReGenica trademark or make any reference or comparison to the ReGenica Products. Additionally, Histogen will not sell or license CCM or any permitted product to a Third Party unless the Third Party agrees to these restrictions and Allergan is named as a third party beneficiary to such agreement. Likewise, under no circumstances will Allergan use the trademark of, or make any reference or comparison to, non- regulated cosmetic products developed and marketed by other Histogen partners.”

5.	License Agreement Schedule A. Schedule A of the License Agreement shall be amended to add the information set forth on Schedule B hereto thereto.

6.	CCM Purchase Orders; Site Renovation.

a.

Histogen confirms that it will accept Allergan’s Purchase Order to be issued following the date hereof for 200kg of CCM for delivery on April 30, 2020, and that Histogen will fulfill such Purchaser Order in accordance with the Supply Agreement and such Purchase Order at a price equal to $*/kg of CCM (the “2020 Purchase Order”).

b.

Histogen acknowledges and agrees that until such time as the 2020 Purchase Order has been fulfilled in its entirety, Histogen will not undertake any activities in connection with its planned site renovation that could reasonably be expected to delay or otherwise adversely impact Histogen’s ability to timely fulfill the 2020 Purchase Order.

7.	Amendments to Supply Agreement.

a.	Section 1.12 of the Supply Agreement shall be amended and restated in its entirety to read as follows:

““Manufacture”, “Manufactured” or “Manufacturing” means all operations in the manufacturing, production, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing, when applicable) and release of Bulk CCM or, where the context requires, Exosomes.”

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b.	Section 2.6.2 of the Supply Agreement shall be amended and restated in its entirety to read as follows:

“2.6.2 Histogen shall provide Suneva with such assistance as may be reasonably requested by Suneva so as to enable a manufacturing facility designated by Suneva to Manufacture CCM and Exosomes. Such assistance will include, without limitation: (i) permitting Suneva and its representatives to observe the Manufacture of Bulk CCM and Exosomes at the Facility (subject to the terms and conditions of Section 2.3(a)), (ii) providing reasonable access to and consultation with persons knowledgeable of the Manufacture of the Bulk CCM and Exosomes, (iii) providing access to relevant technical information, and (iv) providing reasonable assistance to Suneva in identifying, contacting and securing supply sources for Bulk CCM excipients and Exosome excipients, if applicable. If such assistance is provided following the termination of this Agreement, Suneva shall reimburse Histogen only for its out-of-pocket costs in connection with establishing an adequate Alternative Manufacturing Facility.”

8.

Technology Support. Histogen acknowledges that Allergan has designated its manufacturing facility in Houston, Texas as an Alternative Manufacturing Facility for purposes of Section 2.6 of the Supply Agreement. Histogen confirms its obligations under Section 2.6 of the Supply Agreement shall survive any expiration or other termination of the Supply Agreement and shall continue until December 31, 2025.

9.

Exosome Supply Arrangement. If requested by Allergan, Histogen will enter into a supply agreement with Allergan providing for the supply of Exosomes to Allergan, on reasonable and customary terms to be negotiated in good faith by the parties and to be consistent with the terms of the Supply Agreement where applicable.

10.	Provision of CCM By-Product to Histogen.

a.

From the date of Allergan’s first manufacture of a CCM batch at Allergan’s Alternative Manufacturing Facility until the date that is one year following the date of such first manufacture, Allergan will, to the extent reasonably practicable, collect any material remaining in the bioreactor used to manufacture CCM, including any insoluble human extracellular matrix deposited on dextran beads at the Alternative Manufacturing Facility (such material, the “CCM By-Product”), and, at Histogen’s sole cost and expense, ship such collected CCM By-Product to Histogen at a United States address to be designated by Histogen in writing. Allergan shall have no obligation to collect or transport any CCM if Histogen does not pay all costs associated with such collection and the shipment of the CCM By-Product. In addition, Allergan shall have no obligation to collect CCM By-Product from any manufactured batch of CCM started after the date that is one year following Allergan’s first manufacture of a CCM batch at Allergan’s Alternative Manufacturing Facility.

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b.

Promptly following receipt of an invoice from Allergan for the costs incurred by Allergan associated with the collection or the shipment of the CCM By-Product, Histogen shall pay such costs to Allergan by wire transfer of immediately available funds in accordance with the payment instructions set forth in such invoice. For the avoidance of doubt, Histogen may make arrangement for direct billing to Histogen of the costs of shipment of the CCM By-Product.

c.

Allergan makes no representations or warranties regarding the CCM By-Product including as to the condition, safety, usefulness or fitness for any purpose thereof and Histogen acknowledges and agrees that all CCM By-Product provided to Histogen is provided on an “as-is” “where-is” basis.

d.

Histogen shall defend, indemnify and hold harmless Allergan and its Affiliates and their respective successors, assigns, members, managers, directors, officers, employees, agents and representatives (the “Allergan Indemnitees”) from and against any and all Losses (as defined in the Supply Agreement) incurred by any Allergan Indemnitees in connection with any Third Party Claim (as defined in the Supply Agreement) as a result of or in connection with (i) the collection or transport of the CCM By-Product, (ii) Allergan providing the CCM By-Product to Histogen or (iii) the storage or use of the CCM By-Product by Histogen or any other Person.

11.

Third Party Introductions. For 18 months from the date hereof, from time to time as requested by Histogen, for purposes of Histogen’s activities with respect to CCM outside of the Exclusive Field of Use or any of the activities within Histogen’s reservation of rights pursuant to Section 2.1.3 of the License Agreement, Allergan shall use its commercially reasonable efforts to introduce Histogen to representatives of third party contractors providing Allergan services related to development and regulatory matters in China; provided that any such introductions shall be limited to contractors with whom Allergan has non-confidential business relationships. Once a month, from the date hereof until the date that is 18 months following the date hereof, Allergan will make at least one knowledgeable member of its regulatory team available for a 60 minute telephone meeting with representatives of Histogen during which the representatives of Histogen will be permitted to ask questions of the Allergan team member regarding Chinese general regulatory and development matters to the extent reasonably related to Histogen’s proposed activities with respect to CCM outside of the Exclusive Field of Use or any of the activities within Histogen’s reservation of rights pursuant to Section 2.1.3 of the License Agreement. The Allergan team member(s) participating in such telephone meeting shall be under no obligation to provide any confidential information to the representatives of Histogen, and, without limiting the generality of the foregoing, shall not be obligated to provide any information if doing so would reasonably be likely to (a) waive the protection of any attorney-client or legal privilege, (b) result in the disclosure of any trade secrets, (c) violate a contract or legal obligation of confidentiality or (d) otherwise cause harm or be detrimental to Allergan or any of its Affiliates. Except as set forth in the first two sentences of this paragraph, Allergan will have no obligation to be involved in any way or have any responsibility in connection with Histogen’s relationships with such third party contractors or Histogen’s business or regulatory activities in China.

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12.

Public Statements. Within thirty (30) days of the date hereof, Histogen may issue a press release in a form to be agreed by the parties (the “Agreed Press Release”) describing the modifications to the relationship between Allergan and Histogen effected by the amendments set forth herein (but not discussing the economic terms hereof). For the avoidance of doubt, Histogen agrees that Histogen shall not issue any press release or otherwise make any public disclosure regarding the License Agreement, the Supply Agreement or the relationship set forth in the Agreements and herein with Allergan unless such disclosure is required by Applicable Law (as defined in the License Agreement) or to the extent such disclosure is consistent in all respects with the Agreed Press Release; provided, however, that if Histogen is required to issue such release or make such statement, Histogen shall (a) to the extent permitted by Applicable Law, notify Allergan of such requirements in order to provide Allergan with an opportunity to seek a protective order or other similar order with respect to such information and (b) thereafter disclose only the minimum information necessary to comply with the requirement, whether or not a protective order or other similar order is obtained by Allergan.

13.

Termination of Dermabrasion Partnership. Concurrently with the execution of this Amendment, Histogen has delivered to Allergan evidence of the termination of the Supply Agreement dated July 21, 2014 between Histogen Aesthetics, LLC and Edge Systems LLC, as amended, supplemented or otherwise modified, and all related quality, license or other agreements between Histogen and Edge Systems LLC or their respective affiliates relating to their partnership for dermabrasion-like therapy, such that Edge Systems LLC and its affiliates shall have no continuing rights granted by Histogen to research, develop or commercialize any Products.

14.

Representations and Warranties. The representations and warranties set forth in Article 11 of the License Agreement are incorporated by reference herein and each of the parties hereto makes the representations and warranties made by it in Article 11 of the License Agreement as of the date hereof, except that (a) the representations and warranties being made with respect to intellectual property are made solely with respect to the patent applications set forth on Exhibit B and (b) each reference to the License Agreement therein shall be deemed to be a reference to this Amendment.

15.	Effects on Agreements. Contingent upon Histogen’s receipt of the Consideration:

a.

This Amendment and all modifications to the License Agreement and Supply Agreement shall be effective from the date hereof. From and as of the date hereof each reference to the License Agreement, shall be deemed to be a reference to the License Agreement as amended by this Amendment and each reference to the Supply Agreement, shall be deemed to be a reference to the Supply Agreement as amended by this Amendment.

b.

Subject to the foregoing amendments, all terms and conditions of the License Agreement and the Supply Agreement shall remain in full force and effect to the extent they are so on the date hereof; provided, however, that to the extent the License Agreement or the Supply Agreement contain provisions that are affected by the terms of this Amendment, the parties hereto acknowledge and agree that such provisions will be interpreted consistent with the changes made pursuant to this Amendment.

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c.

With respect to the relative obligations of the parties to the License Agreement and the Supply Agreement for all periods prior to the date hereof, the provisions in effect immediately prior to giving effect to this Amendment shall govern.

d.

Nothing in this Amendment shall relieve any of Histogen or Allergan of any liability for any breach of the License Agreement or Supply Agreement (as they existed prior to giving effect to this Amendment) prior to the date hereof.

16.

No Awareness of Breach. Each of Histogen and Allergan represents and warrants that it is not aware of any breach of the License Agreement or the Supply Agreement by the other party prior to the date hereof.

17.	General Provisions.

a.

From time to time, at the reasonable request of either party, the other party shall execute and deliver such documents and take such other action as the requesting party may reasonable request to consummate the transactions contemplated hereby.

b.

This Amendment, and any disputes arising directly or indirectly from this Amendment, shall be governed by and construed and enforced in accordance with the laws of the state of California, without regard to its conflict-of-laws rules. The parties agree that any claims arising under this Amendment shall be exclusively venued in the state and federal courts located in San Diego County, California. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for any such claims, and waives any objections to the laying of venue in such courts. Unless expressly provided otherwise, each right and remedy in this Amendment is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy.

c.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be signed and delivered to the other party by facsimile or PDF attachment signature; such transmission will be deemed a valid signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment in duplicate originals by their proper officers as of the date and year first above written.

ALLERGAN SALES, LLC		HISTOGEN, INC.

By:	/s/ A. Robert D. Bailey	By:	/s/ Richard Pascoe
	Name: A. Robert D. Bailey		Name: Richard Pascoe
	Title: President		Title: Chairman and CEO